Exhibit 10

                               Ford Motor Company

Inter Office                                                  Joe W. Laymon
                                                              Vice President
                                                              Human Resources

                                                              February 28, 2003
To:  John M. Rintamaki

Subject:  Retirement

This letter is to confirm certain arrangements, pending approval of the Compensation Committee, related to your retirement effective August 1, 2003.

     o You will retire under the terms of the Select Retirement Program, pending your signature on the appropriate waiver.

     o Consistent with the terms of that Program, and the other non-qualified retirement programs for which you are eligible, you agree not to enter into any arrangement that would be competitive with Ford Motor Company, including subsidiaries. You also agree to maintain confidentiality on all matters related to the Company, to refrain from litigation against the Company, and to refrain from inimical conduct toward the Company, including refraining from any disparaging remarks about the Company or its employees, or any aspect of its business.

     o You agree to assist in litigation on the Company's behalf, as requested by the Company, even if requested after the effective date of your retirement.

     o During the interim period from March 31, 2003 to August 1, 2003, you will serve on special assignment to the Chairman and CEO and assist on transitional matters, as required, including attendance on the Company's behalf at several special events already scheduled, including events related to the Kentucky Derby, the Beastly Feast in Atlanta, and the Disabled American Veterans National Convention.

     o Additionally, you agree to assist in the transfer of your operations to Allan Gilmour by March 31, 2003, and in transferring your responsibilities as a Board member of Hertz, Ballard, and the various charitable boards on which you participate on the Company's behalf, to other representatives on those Boards to be identified by the Company.

     o It is our intention to recommend you for stock-based awards in March 2003 commensurate with awards at the Executive Vice President level, and to recommend that the Compensation Committee deem you to have met the minimum holding period for employees retiring with stock-based awards.

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     o    You would be provided  two E-cars in  retirement.  This is  consistent with cars provided to Executive Vice Presidents under the Executive Evaluation Vehicle Policy. As exceptions to the policy, you would be reimbursed for fuel and you would not be required to rotate those two vehicles. In the event there is a special purchase program on the Ford GT offered to Executive Vice Presidents in the Company, you would be allowed to purchase one vehicle under such program.

     o The Company would continue your Hertz Platinum Card, your Northwest WorldClub Card, and your Platinum Elite Card. You would also be allowed to use Hertz vehicles at no charge for your vacation and travel purposes.

     o You would be allowed to purchase at Company-depreciated values certain items among your office furnishings and equipment no longer needed by the Company.

The Corporate Executive and Personnel Office will provide you other details regarding the standard programs and benefits for which you are eligible.

Please indicate your concurrence with the arrangements for your retirement as indicated in this letter by signing this letter below, and signing the waiver, and returning both documents to me.


                                                /s/Joe W. Laymon



Concur: /s/John M. Rintamaki
        --------------------
           John M. Rintamaki